As Filed with the Securities and Exchange Commission on June 10, 2011	Registration No. 333-170943

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Intelligent Lighting and Electronics, Inc.
(Name of Registrant As Specified in its Charter)

Delaware	3640	26-1357819
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

No. 29 & 31, Huanzhen Road
Shuikou Town, Huizhou, Guangdong, China 516005
86-752-2323888
(Address and Telephone Number of Principal Executive Offices)

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, DE 19808
800-222-2122
(Name, Address and Telephone Number of Agent for Service)

Copies to
Thomas J. Poletti, Esq.
Anh Q. Tran, Esq.
K&L Gates LLP
10100 Santa Monica Blvd., 7th Floor
Los Angeles, CA 90067
Telephone: (310) 552-5000
Facsimile: (310) 552-5001

Approximate Date of Proposed Sale to the Public: Not applicable.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SECURITIES; TERMINATION OF REGISTRATION STATEMENT

China Intelligent Lighting and Electronics, Inc., a Delaware corporation (the “Company”), filed a Registration Statement on Form S-1, as amended (File No. 333-170943) (the “Registration Statement”), that registered 1,858,323 shares of the Company's common stock, $0.0001 par value per share (the “Common Stock”), for resale from time to time after the effective date of the Registration Statement pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") by those certain selling stockholders identified in the resale prospectus contained in the Registration Statement (the “Resale Shares”).

The Securities and Exchange Commission (the “Commission”) declared the Registration Statement effective on December 15, 2010 (the “Effective Date”).   After the Effective Date, the offer and sale of the Resale Shares by the selling stockholders commenced, subject to those certain lockup restrictions as described in the resale prospectus contained in the Registration Statement.

The sole purpose of this Post-Effective Amendment No. 1 is to deregister all of the securities previously registered under the Registration Statement that remain unsold and to terminate the effectiveness of the Registration Statement.

As previously reported by the Company in the Current Report on Form 8-K filed with the Commission on March 29, 2011, as amended by the Form 8-K/A filed with the Commission on April 12, 2011, the Company's previous independent auditor, MaloneBailey, LLP, in connection with submission of its resignation on March 24, 2011, indicated that it is unable to rely on management’s representations as they relate to previously issued financial statements and it can no longer support its opinions related to the financial statements as of December 31, 2009 and condensed Parent Only financial statements (the “Financial Statements”).  As a result, the Financial Statements, which were included in the Registration Statement, cannot be relied upon.  In addition, the Company has not completed and filed its Annual Report on Form 10-K for the year ended December 31, 2010, and the Registration Statement has not been amended to include financial statements for the year ended December 31, 2010. Therefore, the Registration Statement does not contain audited financial statements sufficiently recent in accordance with Section 10(a)(3) of the Securities Act.  As a result of the foregoing, the Registration Statement is no longer effective.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement which remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 170943) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huizhou, People’s Republic of China, on the 10th day of June, 2011.

China Intelligent Lighting and Electronics, Inc.

By:	/s/ Li Xuemei
Name:	Li Xuemei
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

Chief Executive Office, President, and
/s/ Li Xuemei	Chairman of the Board (Principal Executive Officer)	June 10, 2011
Li Xuemei

Chief Financial Officer and Corporate Secretary
(Principal Financial and Accounting
/s/ Kui (Kevin) Jiang	Officer)	June 10, 2011
Kui (Kevin) Jiang

Executive Vice President, Sales and Marketing
*	and Director	June 10, 2011
Wu Shiliang

Director
Ruxiang Niu

*	Director	June 10, 2011
Zhang Hongfeng

* By: /s/ Li Xuemei
Li Xuemei, as Attorney in Fact